Exhibit 2.3

 FORM OF SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of [●], is between Westinghouse Air Brake Technologies Corporation, a Delaware corporation (the “Company”), and General Electric Company, a New York corporation (the “Shareholder” and, together with the Company and each Person that has executed and delivered to the Company a joinder to this Agreement in accordance with Section 5.6, collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of May 20, 2018 (as amended from time to time, the “Merger Agreement”), among the Shareholder, Transportation Systems Holdings Inc., a Delaware corporation and a wholly owned Subsidiary of the Shareholder (“SpinCo”), the Company and Wabtec US Rail Holdings, Inc., a Delaware corporation and wholly owned Subsidiary of the Company (“Merger Sub”), Merger Sub merged with and into SpinCo (the “Merger”) and, in connection with the Merger, SpinCo Common Stock was converted into the right to receive shares of common stock of the Company, par value $0.01 per share (“Common Shares”) and SpinCo Class C Preferred Stock was converted into the right to receive shares of Class A non-voting, convertible preferred stock of the Company (“Class A Preferred Shares”) on the terms and subject to the conditions set forth in the Merger Agreement, as amended on January 25, 2019;

WHEREAS, pursuant to the Merger, the Shareholder became the Beneficial Owner of [●] Common Shares (the “Initial Shares”) and 10,000 Class A Preferred Shares (the “Initial Preferred Shares”); and

WHEREAS, this Agreement sets forth certain rights and obligations of the Parties with respect to the Subject Shares and the Preferred Shares.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I
Definitions; Interpretive Matters

Section 1.1          Defined Terms.  Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.  In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated when used in this Agreement with initial capital letters:

“1933 Act” means the Securities Act of 1933, together with the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, together with the rules and regulations promulgated thereunder.

“Additional Preferred Shares” means any Class A Preferred Shares issued or issuable directly or indirectly with respect to or on account of the Initial Preferred Shares, including Class A Preferred Shares issued by way of share dividend or distribution, stock split or other subdivision or in a combination of stock, recapitalization, reclassification, merger, amalgamation, consolidation or similar capital transactions.

“Additional Shares” means any equity securities (other than Class A Preferred Shares) of the Company issued or issuable directly or indirectly with respect to or on account of the Initial Shares or the Preferred Shares, including Common Shares issued by way of share dividend or distribution, stock split or other subdivision or in a combination of stock, recapitalization, reclassification, merger, amalgamation, consolidation or similar capital transactions; provided that, Additional Shares shall not include any Common Shares issued upon conversion of any Preferred Shares.

“Average VWAP” means, for any date of determination, the average of the Daily VWAPs for the ten consecutive trading days ending on and including the trading day that is two trading days prior to the date of determination.

“Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” have the meanings given to those terms in Rule 13d-3 under the 1934 Act, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided that, for purposes of this Agreement, Shareholder Parties that Beneficially Own Preferred Shares are understood to “Beneficially Own” the Common Shares underlying such Preferred Shares.

“Board” means the Board of Directors of the Company.

“Change of Control” means an event or series of events by which (a) any “person” or “group” (within the meaning of Section 13(d)(3) of the 1934 Act) directly or indirectly becomes the Beneficial Owner of 50% or more of the outstanding Common Shares, (b) all or substantially all of the consolidated assets of the Company are sold, exchanged or otherwise transferred to any “person” or “group” (within the meaning of Section 13(d)(3) of the 1934 Act), (c) the Company is consolidated, merged, amalgamated, reorganized or otherwise enters into a similar transaction in which it is combined with another Person, unless the Persons who Beneficially Own the outstanding Common Shares immediately before consummation of the transaction Beneficially Own a majority of the outstanding voting securities of the combined, resulting or surviving entity (or any parent entity of such entity) immediately thereafter, (d) the Company’s shareholders approve of any plan or proposal for the liquidation or dissolution of the Company, or (e) the Continuing Director Termination Date occurs.

“Company Closing Share Count” means the number of Common Shares of the Company outstanding immediately after the closing on a Fully Diluted Post-Merger Basis.

“Confidential Information” means all confidential and proprietary information and data of the Company or any of its Subsidiaries disclosed or otherwise made available to the Shareholder Parties or any representative thereof (together, for this purpose, a “Recipient”) pursuant to the terms of this Agreement, whether disclosed electronically, orally or in writing or through other methods made available to the Recipient. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information will not include any information (a) already in the public domain at the date of the transmission, or which has become generally available to the public other than as a result of a disclosure by the Recipient in breach of this Agreement, (b) in the Recipient’s possession and which is not, or was not at the time of acquisition of possession, to the Recipient’s actual knowledge, covered by any confidentiality agreements between the Recipient, on the one hand, and the Company or any of its Subsidiaries, on the other hand, (c) which the Recipient may receive on a non-confidential basis from a third party and which is not, to the Recipient’s actual knowledge, covered by a confidentiality agreement with the Company or any of its respective Subsidiaries or (d) that was provided prior to the date hereof and is subject to the Confidentiality Agreement or the confidentiality restrictions set forth in the Merger Agreement, Separation Agreement or any Ancillary Agreement.

“Continuing Director” means, as of any date of determination, any member of the Board who (a) is a member of the Board as of the date hereof, (b) was appointed to the Board pursuant to the Merger Agreement or (c) was nominated for election or elected to the Board with the approval of a majority of the directors who were members of the Board at the time of such nomination or election.

“Continuing Director Termination Date” means the date on which a majority of the Board no longer consists of Continuing Directors.

“Daily VWAP” means, for any given trading day, the volume weighted average of the trading prices of Common Shares on the Principal Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected in good faith by the Board) on such trading day.

“Existing Faiveley Agreement” means the Shareholders Agreement, dated October 6, 2015, among Wabtec Corporation and the Faiveley Parties.

“Faiveley Parties” means Erwan Faiveley, Francois Faiveley, Financiére Faiveley S.A. and Famille Faiveley Participations S.A.S.

“Faiveley Registration Rights” means the registration rights included in the Existing Faiveley Agreement.

“First Anniversary Sell Down Amount” means [____]1 Common Shares Beneficially Owned by the Shareholder Parties (equal to 18.5% of the Company Closing Share Count).

[1]	To be filled in on the Closing Date as 18.5% of Company Closing Share Count.

“First Tranche Maximum” means [____]2 Common Shares Beneficially Owned by the Shareholder Parties (equal to 10% of the Company Closing Share Count).

“First Tranche Minimum” means [____]3 Common Shares Beneficially Owned by the Shareholder Parties (equal to 5% of the Company Closing Share Count).

“First Tranche Pricing Date” means the date on which an underwriting agreement or other contract is entered into for sale by the Shareholder Parties of the First Tranche Shares.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, directive, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, enforced or applied by a Governmental Authority.

“Market Disruption Event” means (a) a suspension of the trading of or material limitation on the price for the Common Shares a lack of any trades in Company Common Shares during a trading day, (b) a general suspension of trading in, or material limitation on prices for, securities on NYSE or the NASDAQ Global Market for a period of more than one business day, (c) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or (d) any decline in any of the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Industrial Companies or the NASDAQ Computer Index by an amount in excess of 10% during any five trading day period.

“Material Disclosure Event” means (a) a material transaction which the Company or any of its Subsidiaries is in good faith considering, proposes to engage in or is engaged in, including a purchase or sale of assets or securities, financing, merger, consolidation, tender offer or other material corporate development or (b) any other material non-public event or development, in each case with respect to which the Board determines in good faith that compliance with Article IV may reasonably be expected to either (x) materially and adversely interfere with the Company’s or such Subsidiary’s ability to enter into or consummate such transaction (in the case of clause (a)) or require the Company to disclose material, non-public information in a manner (including as to timing) that would materially and adversely impact the Company or (y) breach a confidentiality undertaking entered into by the Company or any of its Subsidiaries prior to the date hereof.

“Permitted Transferee” means any Affiliate of a Shareholder Party, provided that, solely with respect to any proposed Transfer of Preferred Shares, such Affiliate shall not be a permitted transferee if such Transfer would cause such Preferred Stock to convert into Common Shares.

[2]	To be filled in on the Closing Date as 10% of Company Closing Share Count.
[3]	To be filled in on the Closing Date as 5% of Company Closing Share Count.

“Preferred Shares” means, collectively, (i) the Initial Preferred Shares and (ii) any Additional Preferred Shares.

“Principal Exchange” means the New York Stock Exchange or, if the Common Shares cease to be traded on the New York Stock Exchange, such other exchange on which the Common Shares are traded and designated as such by the Board.

“Public Offering” means any primary or secondary public offering of Common Shares and/or Preferred Shares pursuant to a Registration Statement under the 1933 Act, other than pursuant to a Registration Statement on Form S-4 or Form S-8 or any successor or similar form.

“Registrable Securities” means, as of any date of determination, all Subject Shares or Preferred Shares Beneficially Owned by a Shareholder Party and, prior to conversion of a Preferred Share, any Common Shares issuable upon conversion thereof; provided, however, that such securities will cease to be Registrable Securities (i) when such securities have been sold or transferred by the applicable Shareholder Party and are no longer Beneficially Owned by any Shareholder Party or (ii) if such securities have ceased to be outstanding.

“Registration Statement” means a registration statement filed with the SEC on which it is permissible to register securities for sale to the public under the 1933 Act.

“Second Tranche Pricing Date” means the date on which an underwriting agreement or other contract is entered into by the Shareholder Parties for sale of the Second Tranche Shares.

“Shareholder Parties” means the Shareholder and any of its Permitted Transferees that holds Subject Shares or Preferred Shares and has executed and delivered to the Company a joinder to this Agreement in accordance with Section 5.6.

“Subject Shares” means, collectively, (i) the Initial Shares and (ii) any Additional Shares.

“Subsequent Tranche Maximum” means [____]4 Common Shares Beneficially Owned by the Shareholder Parties (equal to 7.5% of the Company Closing Share Count).

Section 1.2          Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute, law or regulation shall be deemed to refer to such statute, law or regulation as amended from time to time and to any rules or regulations promulgated thereunder.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”.  The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.  The terms “or,” “any” and “either” are not exclusive, except to the extent expressly provided otherwise.

[4]	To be filled in on the Closing Date as 7.5% of Company Closing Share Count.

Section 1.3          Actions by Shareholder.  Unless otherwise expressly provided herein, any action permitted or contemplated to be taken by any Shareholder Party (a “Shareholder Action”) will be by written notice of the Shareholder (acting on behalf of the Shareholder Parties) furnished to the Company pursuant to Section 5.3. The Company will have no obligation to inquire as to the validity of any such written action so provided and may conclusively rely thereon.

ARTICLE II
Corporate Governance Rights

Section 2.1          Confidentiality.  Each Shareholder Party will, and will cause its Representatives to, (a) keep confidential all Confidential Information received by it from the Company or any of its Affiliates (including pursuant to Section 2.4), (b) not disclose or reveal any such information to any Person without the prior written consent of the Company other than to such Shareholder Party’s Representatives whom such Shareholder Party determines in good faith need to know such information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by such Shareholder Party in the Company, and (c) use its reasonable best efforts to cause its Representatives to observe the terms of this Section 2.1 as if they were Parties to this Agreement; provided, however, that nothing herein will prevent any Shareholder Party from disclosing any information that is required to be disclosed by Law so long as, prior to such disclosure, such Shareholder Party, unless prohibited by Law, uses its reasonable efforts to notify the Company of any such disclosure, uses reasonable efforts (at the Company’s sole expense) to limit the disclosure to only those portions that are required to be disclosed under such Law and maintains the confidentiality of such other information to the maximum extent permitted by Law.

Section 2.2          Standstill Restrictions.  From the date of this Agreement and until the earlier of (i) the later of (x) the 24-month anniversary of the Closing Date and (y) the 3-month anniversary of the date on which the Shareholder Parties first cease to Beneficially Own any Subject Shares or Class A Preferred Shares and (ii) a Change of Control (the “Expiration Date”), the Shareholder Parties will not, and will cause all of their respective Subsidiaries and controlled Affiliates not to, directly or indirectly through another Person, unless expressly invited in a writing with the approval of a majority of the directors on the Board:

(a)          acquire, offer to acquire or agree to acquire, by purchase or otherwise, Beneficial Ownership of Common Shares or Class A Preferred Shares or any other security, including any cash-settled option or other derivative security that transfers all or any portion of the economic benefits or risks of the ownership of Common Shares to any Person, other than the acquisition of any Additional Shares or Additional Preferred Shares;

(b)          make any statement or proposal to the Company or any of the Company’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the 1934 Act) with respect to, or otherwise solicit or effect, or seek or offer or propose to effect (whether directly or indirectly, publicly or otherwise) (i) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its Subsidiaries that may reasonably be expected to result in a Change of Control, (ii) any restructuring, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, including any material divestiture, break-up or spinoff, (iii) any acquisition of any equity securities of the Company or any of its Subsidiaries or rights or options to acquire interests in the equity securities of the Company or any of its Subsidiaries, or (iv) the composition of or election of any individual to the Board, except as permitted by this Agreement (and as may be required by applicable Law in connection therewith);

(c)          enter into any discussions, negotiations, arrangements or understandings with any third Person with respect to the actions prohibited by Section 2.2(a) or Section 2.2(b), or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to the Common Shares or Class A Preferred Shares in connection with any of the actions prohibited by Section 2.2(a) or Section 2.2(b);

(d)          request, call or seek to call a meeting of the stockholders of the Company, nominate any individual for election as a director of the Company at any meeting of stockholders of the Company, submit any stockholder proposal (pursuant to Rule 14a-8 promulgated under the 1934 Act or otherwise) to seek representation on the Board or any other proposal to be considered by the stockholders of the Company, or recommend that any other Company stockholders vote in favor of, or otherwise publicly comment favorably or unfavorably about, or solicit votes or proxies for, any such nomination or proposal submitted by another stockholder of the Company, or otherwise publicly seek to control or influence the Board, management or policies of the Company;

(e)          deposit any Subject Shares, Preferred Shares or any other Common Shares in a voting trust or similar arrangement or subject any Subject Shares, Preferred Shares or any other Common Shares to any voting agreement, pooling arrangement or similar arrangement (in each case other than as contemplated in this Agreement or solely among a group comprised solely of the Shareholder Parties and their respective controlled Affiliates); or

(f)          take any action which would reasonably be expected to require the Company to make a public announcement regarding (including any public filing) any of the actions prohibited by this Section 2.2;

provided that the foregoing limitations will (i) not preclude any confidential proposal made to the Board that is expressly conditioned upon the maintenance of the confidentiality thereof, (ii) in no way limit the activities of any Person appointed to the Board pursuant to the terms of the Merger Agreement taken in his or her capacity as a director of the Company or (iii) not preclude the exercise of any rights received as a dividend or other distribution (x) in a rights offering or other issuance in respect of any Subject Shares or (y) pursuant to the terms of the Preferred Shares.  If, after the date hereof and prior to the Expiration Date, the Company enters into any agreement with any of the Faiveley Parties with standstill provisions that are less favorable to the Company in the aggregate than the provisions contained in this Section 2.2 (or if the Company amends or waives the standstill provisions in the Existing Faiveley Agreement in a manner such that the standstill provisions thereunder are less favorable to the Company in the aggregate than the provisions contained in this Section 2.2), the Company shall notify the Shareholder Parties of the terms of such standstill provisions as soon as reasonably practicable after the execution (or amendment or waiver) of such agreement, and in which case this Section 2.2 shall if elected by the Shareholder Parties be amended to be no more favorable to the Company than the enforceable (after giving effect to any waiver) standstill provisions contained in such third party agreement.  The Company represents and warrants that, as of the date hereof, it is not party to any agreement with any of the Faiveley Parties containing standstill provisions other than those set forth in the Existing Faiveley Agreement.  For the avoidance of doubt, the expiration of the standstill obligations under the Existing Faiveley Agreement in accordance with its current terms shall not be deemed to be an amendment or waiver of the Existing Faiveley Agreement.

Section 2.3          Voting Agreement.  For as long as the Shareholder Parties hold any Subject Shares, with respect to any matter presented for a vote of the Company’s stockholders, each Shareholder Party will vote all Subject Shares that it Beneficially Owns and over which it maintains sole voting power in the same proportion as the votes cast by all Common Shares not Beneficially Owned by the Shareholder Parties on such matter.  For purposes of the preceding sentence, a Shareholder Party will be deemed to have “sole” voting power over any Subject Shares if it shares voting power over the Subject Shares solely with other Shareholder Parties.

Section 2.4          Access.  So long as the Shareholder Parties, in the aggregate, hold at least 5% of the then-outstanding Common Shares, the Company shall meet with representatives of the Shareholder Parties at such times as the Shareholder Parties may reasonably request (which meetings may be in person or telephonic, provided that the Company will not be required to meet more with such Representatives any more often than once per calendar quarter, and for no more than two hours at a time).  The Company shall furnish to the Shareholder Parties such financial and operating data and other information relating to the Company and its Subsidiaries as such Persons may reasonably request in light of the investment they hold in the Company.

ARTICLE III
Transfer of Shares

Section 3.1          Required Divestiture by First Anniversary.  Subject to the Company’s material compliance with its obligations and covenants in Sections 4.1, 4.2 and 4.3 hereof, on or prior to the date that is 12 months following the Closing Date (the “First Anniversary Sell Down Date”), and without limiting the obligations of the Shareholder Parties under Section 3.5(b), the Shareholder Parties will sell, transfer or otherwise divest in compliance with the terms of this Article III a sufficient quantity of Subject Shares and/or Preferred Shares such that as of such first anniversary, the Shareholder Parties shall Beneficially Own a number of Common Shares less than the First Anniversary Sell Down Amount.  Notwithstanding anything to the contrary in this Section 3.1, if any event of the type contemplated in any of Section 4.1(c), 4.1(d), 4.2(b), 4.3(c) or 4.4(g) or request pursuant to Section 4.8 occurs (each, a “Registration Delay Event”) or is continuing within the 20 trading days prior to the First Anniversary Sell Down Date, and, as a result, the Shareholder Parties are prevented from either registering or divesting a sufficient number of Subject Shares and/or Preferred Shares to comply with this Section 3.1 during such 20 trading day period, the First Anniversary Sell Down Date shall automatically be extended by a number of days equal to the number of days during which such prevention persists.

Section 3.2          First Tranche.

(a)          For a period of 30 days following the Closing Date, the Shareholder Parties will not, directly or indirectly through another Person, offer, sell, contract to sell or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), including establishing or increasing a put equivalent position, or liquidating or decreasing a call equivalent position within the meaning of Section 16 of the 1934 Act with respect to, any Subject Shares, any Preferred Shares or any securities convertible into, or exercisable or exchangeable for Subject Shares or Preferred Shares, or publicly announce an intention to effect any such transaction (collectively, “Transfer”); provided that such prohibition shall not (x) prevent (A) the filing of a Registration Statement pursuant to an exercise of the Shareholder Parties’ rights under Section 4.1 or 4.3 or (B) the participation in a Piggyback Registration pursuant to an exercise of the Shareholder Parties’ rights under Section 4.2 or (y) apply to Transfers (i) to Permitted Transferees, (ii) pursuant to a bona fide third party tender offer or exchange offer or (iii) pursuant to any merger or other similar business combination transaction effected by the Company.

(b)          Subject to the Company’s material compliance with its obligations and covenants in Sections 4.1, 4.2 and 4.3 hereof, on or prior to the date that is 120 days following the Closing Date (the “First Tranche Sell Down Date”), the Shareholder Parties shall sell, transfer or otherwise divest, in a single transaction or offering or series of related transactions or offerings consummated on the same date, Subject Shares and/or Preferred Shares (the “First Tranche Shares”) that they Beneficially Own comprising and/or convertible into a number of Common Shares (i) greater than or equal to the First Tranche Minimum and (ii) less than or equal to the First Tranche Maximum, unless the Company consents in writing to a greater amount (which consent may be withheld by the Company in its sole discretion).  Notwithstanding anything to the contrary in this Section 3.2(b), if a Registration Delay Event occurs or is continuing within the 20 trading days prior to the First Tranche Sell Down Date, and, as a result, the Shareholder Parties are prevented from either registering or divesting the First Tranche Shares during such 20 trading day period, the First Tranche Sell Down Date shall automatically be extended by a number of days equal to the number of days during which such prevention persists.

Section 3.3          Second Tranche.

(a)          For a period of six months following the First Tranche Pricing Date, the Shareholder Parties will not Transfer any Subject Shares, any Preferred Shares or any securities convertible into, or exercisable or exchangeable for Subject Shares or Preferred Shares; provided that such prohibition shall not (x) prevent (A) the filing of a Registration Statement pursuant to an exercise of the Shareholder Parties’ rights under Section 4.1 or 4.3 or (B) the participation in a Piggyback Registration pursuant to an exercise of the Shareholder Parties’ rights under Section 4.2 or (y) apply to Transfers (i) to Permitted Transferees, (ii) pursuant to a bona fide third party tender offer or exchange offer or (iii) pursuant to any merger or other similar business combination transaction effected by the Company.

(b)          On or after the date that is six months after the First Tranche Pricing Date, the Shareholder Parties may sell, transfer or otherwise divest, in a single transaction or offering or series of related transactions or offerings consummated on the same date, Subject Shares and/or Preferred Shares (the “Second Tranche Shares”) that they Beneficially Own comprising and/or convertible into a number of Common Shares less than or equal to the Subsequent Tranche Maximum, unless the Company consents in writing to a greater amount (which consent may be withheld by the Company in its sole discretion).

Section 3.4          Remaining Shares.

(a)          For a period of three months following the Second Tranche Pricing Date, the Shareholder Parties will not Transfer any Subject Shares, any Preferred Shares or any securities convertible into, or exercisable or exchangeable for Subject Shares or Preferred Shares; provided that such prohibition shall not (x) prevent (A) the filing of a Registration Statement pursuant to an exercise of the Shareholder Parties’ rights under Section 4.1 or 4.3 or (B) the participation in a Piggyback Registration pursuant to an exercise of the Shareholder Parties’ rights under Section 4.2 or (y) apply to Transfers (i) to Permitted Transferees, (ii) pursuant to a bona fide third party tender offer or exchange offer or (iii) pursuant to any merger or other similar business combination transaction effected by the Company.

(b)          On or after the date that is three months after the Second Tranche Pricing Date, the Shareholder Parties may sell, transfer or otherwise divest all of the Subject Shares and the Preferred Shares that they Beneficially Own, at any time and from time to time, in any manner not prohibited by this Agreement; provided, that the Shareholder Parties shall not sell, transfer or otherwise divest Subject Shares and/or Preferred Shares comprising and/or convertible into a number of Common Shares greater than the Subsequent Tranche Maximum in a single transaction or offering or series of related transactions or offerings, unless the Company consents in writing to a greater amount (which consent may be withheld by the Company in its sole discretion).

(c)          By no later than the third anniversary of the Closing Date (the “Final Sell-Down Date”), the Shareholder Parties will sell, transfer or otherwise divest all of the Subject Shares and the Preferred Shares that they Beneficially Own; provided that the Final Sell-Down Date will be extended by 60 calendar days if a Market Disruption Event has occurred and is continuing within 10 trading days of the original Sell-Down Date.

Section 3.5          Miscellaneous.

(a)          Except as provided in Section 3.1 through Section 3.4, neither the Subject Shares nor Preferred Shares shall be subject to transfer restrictions pursuant to this Agreement; provided that the Shareholder Parties shall not Transfer any Subject Shares or Preferred Shares, in each case (or any combination thereof) constituting, in the aggregate (on an as-if converted basis), more than 1.0% of the outstanding Common Shares to any “person” or “group” (in each case within the meaning of Section 13(d) of the 1934 Act), in a single transaction or series of related transactions, if such Shareholder Party actually knows, after making such inquiry as such Shareholder Party determines to be reasonable under the circumstances, that such “person” or “group” holds 2.0% or more of the outstanding Common Shares prior to the Transfer; provided, further, that such prohibition shall not apply to, and for the avoidance of doubt no inquiry shall be required in connection with, Transfers (i) to Permitted Transferees, (ii) pursuant to a bona fide tender offer or exchange offer, (iii) pursuant to any merger or other similar business combination transaction effected by the Company, (iv) to an underwriter in connection with a Public Offering, (v) in an open market transaction effected through a broker-dealer, (vi) to a broker-dealer in a block sale so long as such broker-dealer makes block trades in the ordinary course of its business, or (vii) to (A) a registered investment fund, (B) a separately managed account not associated with a hedge fund, (C) a pension fund, or (D) a shareholder of the Company as of March 31, 2018.

(b)          Notwithstanding anything to the contrary in this Agreement, if, as of the date that is seven calendar days prior to the First Anniversary Sell-Down Date (the “Testing Date”), any of the Shareholder Parties holds Common Shares and/or Class A Preferred Shares that would cause SpinCo or the Company to have, on the First Anniversary Sell-Down Date, a relationship to any of the Shareholder Parties that is described in Treasury Regulations section 1.197-2(h)(6)(i), solely by reason of such Shareholder Parties’ ownership of such Common Shares and/or Class A Preferred Shares and disregarding any action taken by the Company after the date hereof (a “Relationship”), then the Shareholder Parties shall, after receipt of written notice provided by the Company on or after the Testing Date to the effect that it elects to exercise its right set forth in this Section 3.5(b), sell to the Company on the First Anniversary Sell Down Date a number of Common Shares and/or Class A Preferred Shares representing a number of Common Shares specified in such notice (in each case, free and clear of all claims, liens, charges or encumbrances), for an amount per share equal to the Average VWAP (and calculating the amount per share for the Class A Preferred Shares on an as-if converted basis), reasonably necessary to ensure that, in the reasonable good faith judgment of the Company, after consultation with counsel, no Relationship exists after such purchase.

ARTICLE IV.
Registration Rights

Section 4.1          Registration on Request. (a)  Subject to the Shareholder’s material compliance with its obligations under Section 6.05(a) of the Merger Agreement and subject to Section 4.1(c), if at any time following the Closing Date, the Company receives a written request (a “Registration Request”) from any Shareholder Party by Shareholder Action that the Company file a Registration Statement covering the registration of Common Shares or Class A Preferred Shares, in each case (or any combination thereof), having an aggregate market value (based on Average VWAP and calculating, with respect to Preferred Shares, on an as-if converted basis) of at least $100.0 million as of the date of such Registration Request, then the Company shall use reasonable best efforts to, as expeditiously as possible, effect the registration of such portion of the Registrable Securities set forth in such Registration Request, together with any securities required to be included in such Registration Statement(s) pursuant to the Faiveley Registration Rights, in accordance with the intended method of distribution stated in such Registration Request, pursuant to a Registration Statement, to the extent necessary to permit the disposition of the Registrable Securities to be so registered. Each Registration Request pursuant to this Section 4.1 must be in writing and specify the number of Registrable Securities requested to be registered and the intended method of distribution. Notwithstanding the foregoing, the Company will not be obligated to file a Registration Statement requested pursuant to this Section 4.1:

(i)          within a period of 90 calendar days after the date of delivery of any other Registration Request pursuant to this Section 4.1;

(ii)          during such time as the Shareholder Parties may sell Registrable Securities, in accordance with the intended method of distribution stated in the Registration Request, pursuant to a Shelf Registration Statement under Section 4.3;

(iii)          on a total of more than three occasions in any calendar year (if, on each such occasion, the registration shall have been deemed to have been effected in accordance with Section 4.1(b) of this Agreement);

(iv)          in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service of process in such jurisdiction and except as may be required by the 1933 Act; or

(v)          if the Shareholder Parties propose to dispose of Registrable Securities that may be registered at such time pursuant to a Registration Statement contemplated in Section 4.2.

(b)          A registration requested pursuant to this Section 4.1 will not be deemed to have been effected unless the Registration Statement has become effective; provided, however, that if, within the period ending on the earlier to occur of (i) 90 days after the applicable Registration Statement has become effective (provided, that such period will be extended for a period of time equal to the period the holder of Registrable Securities refrains from selling any securities included in such Registration Statement at the request of the Company or the lead managing underwriter(s) pursuant to the provisions of this Agreement) and (ii) the date on which the distribution of the securities covered thereby has been completed, the offering of securities pursuant to such Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other Governmental Authority, such Registration Statement will be deemed not to have been effected; provided, further, that if the requesting Shareholder Parties, after exercising their right to request a registration pursuant to this Section 4.1 withdraw from a registration so requested after the filing thereof, such registration will be deemed to have been effective with respect to the Shareholder Parties in accordance with this Section 4.1.

(c)          Subject to Section 4.2, if, within five Business Days of the Company’s receipt of a Registration Request, the requesting Shareholder Parties are advised in writing (the “Underwriter’s Advice”) that the Company has in good faith commenced the preparation of a Registration Statement for an underwritten Public Offering in which the Shareholder Parties received a Piggyback Notice in accordance with this Agreement prior to receipt by the Company of such Registration Request and the managing underwriter of the proposed Public Offering has determined that, in such firm’s judgment, a registration at the time and on the terms requested would materially and adversely affect such underwritten Public Offering, then the Company will not be required to effect such requested registration pursuant to this Section 4.1 until the earliest of:

(i)          the abandonment of such underwritten Public Offering by the Company;

(ii)          45 days after receipt of the Underwriter’s Advice by the Shareholder Parties, unless the Registration Statement for such offering has become effective and such Public Offering has commenced on or prior to such 45th day; and

(iii)          if the Registration Statement for such Public Offering has become effective and such Public Offering has commenced on or prior to such 45th day, the day on which the restrictions on the Shareholder Parties contained in the related lock-up agreement lapse with respect to such Public Offering.

Notwithstanding the foregoing, the Company will not be permitted to defer a registration requested pursuant to this Section 4.1 in reliance on this Section 4.1(c) more than once in any 365-day period.

(d)          The Company may postpone the filing or effectiveness of any Registration Statement and suspend the Shareholder Parties’ use of any prospectus which is a part of the Registration Statement (in which event the Shareholder Parties will discontinue sales of the Registrable Securities pursuant to the Registration Statement) for a period of up to an aggregate of 60 days, and no more than once, in any 365-day period, exclusive of days covered by any lock-up agreement executed by the Shareholder Parties in connection with any underwritten Public Offering after the request for registration pursuant to this Section 4.1 if the Company delivers to the Shareholder Parties a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that the conditions constituting a Material Disclosure Event exist at such time.

(e)          The Company will have the right to cause the registration of additional securities for sale for the account of any Person other than the Shareholder Parties (including the Company) in any registration requested pursuant to this Section 4.1 to the extent the managing underwriter or other independent marketing agent for such offering (if any) determines that, in its judgment, the additional securities proposed to be sold will not materially and adversely affect the offering and sale of the Registrable Securities to be registered, and otherwise to the extent required by the Faiveley Registration Rights, in accordance with the intended method or methods of disposition then contemplated by such registration requested pursuant to this Section 4.1.

(f)          Any time a registration requested pursuant to this Section 4.1 involves an underwritten Public Offering, the requesting Shareholder Parties will, after consultation in good faith with the Company, select the investment banker(s) and manager(s) that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities; provided, that such investment banker(s) and manager(s) are reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed); provided, further, that in connection with an underwritten Public Offering of the First Tranche Shares, the Company shall have the right to (i) select one managing underwriter to serve as co-lead with the title of “Global Coordinator” for such offering and (ii) to determine and control, in consultation with the Shareholder Parties, the marketing strategy for such offering; it being understood that the Shareholder Parties shall have the right to select one or more additional managing underwriter(s) to serve as co-lead(s) with the title of “Global Coordinator” for such offering.

(g)          If a holder of Registrable Securities makes a Registration Request that comprises an offer to exchange Registrable Securities for any securities issued by it or any other Person (an “Exchange Offer Registration”), the Company shall effect the registration of such offer to exchange on Form S-4, any similar successor form or any other form permitted under the Securities Act for such Exchange Offer Registration.

Section 4.2          Piggyback Registration.  (a)  Subject to the Shareholder’s material compliance with its obligations under Section 6.05(a) of the Merger Agreement, if, after the Closing Date, the Company proposes or is required to file a Registration Statement under the 1933 Act or any other securities Laws with respect to an offering of any Common Shares, whether or not for sale for its own account (other than a Registration Statement (i) on Form S-4, Form S-8 or any similar form under non-U.S. Laws or (ii) filed solely in connection with any employee benefit or dividend reinvestment plan), then the Company will give prompt written notice of such proposed filing at least 10 Business Days before the anticipated filing date (the “Piggyback Notice”) to the Shareholder Parties. Such Piggyback Notice must specify the number of Common Shares proposed to be registered, the proposed date of filing of such Registration Statement with the SEC, the proposed means of distribution, the proposed managing underwriter(s) (if any) and a good faith estimate by the Company of the proposed minimum offering price of such Common Shares. The Piggyback Notice will offer the Shareholder Parties the opportunity to include in such Registration Statement the number of Registrable Securities as it may request (a “Piggyback Registration”), subject to Section 4.2(b). The Company will include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received a written request for inclusion therein from any Shareholder Party (without need for Shareholder Action), subject to Section 4.2(b). The Shareholder Parties will be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration at any time at least three Business Days prior to the effective date of the Registration Statement relating to such Piggyback Registration. The Company will be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration for a period of 60 days after the effective date thereof or such shorter period during which all Registrable Securities included in such Registration Statement have actually been sold.

(b)          If the managing underwriter or underwriters of a proposed underwritten offering advise the Company and the holders of such Registrable Securities that, in their judgment, because of the size of the offering which the Shareholder Parties, the Company and/or such other Persons (as applicable) intend to make, the success of the offering would be materially and adversely affected by inclusion of the number of Registrable Securities requested to be included (taking into account, in addition to any considerations that the managing underwriter or underwriters reasonably deem relevant, the timing and manner to effect the offering), then the number of Registrable Securities to be offered for the account of the Shareholder Parties shall be reduced to the extent necessary (i) to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters or (ii) to the extent necessary to comply with the requirements of the  Faiveley Registration Rights; provided that if Common Shares and/or Class A Preferred Shares are being offered for the account of Persons other than the Company, then the Common Shares and/or Class A Preferred Shares intended to be offered for the account of such other Persons shall, except to the extent not permitted by the Faiveley Registration Rights, be reduced pro rata to the extent necessary to permit the Shareholder Parties to include all of its Registrable Securities in such offering.

Section 4.3          Shelf Registration.  (a)  Subject to the Shareholder’s material compliance with its obligations under Section 6.05(a) of the Merger Agreement, if at any time following the Closing Date, subject to the availability of registration on Form S-3 or any successor form thereto (“Form S-3”) to the Company, the Company receives a written request (a “Shelf Notice”) from any Shareholder Party, then the Company will use reasonable best efforts to, as expeditiously as possible, file and cause to be declared effective by the SEC, a Registration Statement on Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the 1933 Act (the “Shelf Registration Statement”) relating to the offer and sale from time to time through agents, underwriters or dealers, directly to purchasers, or through a combination of any of these methods of sale, at fixed prices, prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices, of all or any portion of the Registrable Securities then Beneficially Owned by the Shareholder Parties; provided that if the Company remains a well-known seasoned issuer (as defined in Rule 405 under the 1933 Act), a Shelf Notice will not be required and the Company will file, in order that such Shelf Registration Statement is effective on the date of the two-month anniversary of the Closing Date, a Shelf Registration Statement in the form of an automatic shelf registration statement (as defined in Rule 405 under the 1933 Act) or any successor form thereto registering an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the 1933 Act relating to the offer and sale, from time to time through agents, underwriters or dealers, directly to purchasers, or through a combination of any of these methods of sale, at fixed prices, prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices, of all or any portion of the Registrable Securities then held by the Shareholder Parties.

(b)          Subject to Section 4.1(d), the Company will use reasonable best efforts to keep the Shelf Registration Statement continuously effective, including by renewing the Shelf Registration Statement, until the earlier of (i) three years after the Shelf Registration Statement first becomes effective and (ii) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities.

(c)          The Company will be entitled, from time to time, by providing written notice to the holders of Registrable Securities who elected to participate in the Shelf Registration Statement, to require such holders of Registrable Securities to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement for a period of up to an aggregate of 60 calendar days, and no more than once, in any 365-day period, exclusive of days covered by any lock-up agreement executed by the Shareholder Parties in connection with any underwritten Public Offering if the Company delivers to the Shareholder Parties a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that the conditions constituting a Material Disclosure Event exist at such time.  Following the earlier of (i) the termination of the conditions constituting a Material Disclosure Event and (ii) 60 calendar days following delivery of the notice certifying the existence of a Material Disclosure Event, without any further request from a holder of Registrable Securities, the Company to the extent necessary will use reasonable best efforts to, as expeditiously as possible, prepare a post-effective amendment or supplement to the Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)          At any time that a Shelf Registration Statement is effective, if any Shareholder Party holding Registrable Securities delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to sell all or part of its Registrable Securities included by it on the Shelf Registration Statement in an underwritten Public Offering (a “Shelf Offering”), then, the Company will, as expeditiously as possible, amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account the inclusion of securities pursuant to the Faiveley Registration Rights). In connection with any Shelf Offering that is an underwritten Public Offering and where the plan of distribution set forth in the Take-Down Notice includes a customary “road show” (including an “electronic road show”) involving substantial marketing efforts by the Company and the underwriters (a “Marketed Underwritten Shelf Offering”):

(i)          the Company will forward the Take-Down Notice to all other Persons, if any, included on the Shelf Registration Statement pursuant to the Faiveley Registration Rights and the Company will permit each such Person to include its securities included on the Shelf Registration Statement in the Marketed Underwritten Shelf Offering if such holder notifies the Company within five days after delivery of the Take-Down Notice to such Person; and

(ii)          if the managing underwriter(s) advises the Company and the holders of Registrable Securities that, in its opinion, the inclusion of all of the securities sought to be sold in connection with such Marketed Underwritten Shelf Offering would materially and adversely affect the success thereof, then there will be included in such Marketed Underwritten Shelf Offering only such securities as is advised by such lead managing underwriter(s) can be sold without such effect, and such number of Registrable Securities shall be allocated in the same manner as described in Section 4.2(b).

For the avoidance of doubt: (x) an underwritten Public Offering involving a sale to a broker-dealer in a block sale so long as such broker-dealer makes block trades in the ordinary course of its business shall not constitute a Marketed Underwritten Shelf Offering and (y) an underwritten Public Offering that involves representatives of the Company or the underwriters having discussions with potential investors in connection with the underwritten Public Offering, but without a customary “roadshow”, shall not constitute a Marketed Underwritten Shelf Offering.

Section 4.4          Registration Procedures.  If and whenever the Company is required to use reasonable best efforts to effect the registration of any Registrable Securities under the 1933 Act as provided herein, the Company covenants that:

(a)          before filing a Registration Statement (which for purposes of this Section 4.4 includes any Shelf Registration Statement) or any amendments or supplements thereto, the Company will furnish to the Shareholder Parties and their respective Representatives copies of all such documents proposed to be filed, which documents will be subject to their review and reasonable comment, and other documents reasonably requested by any Shareholder Party, including any comment letter from the SEC, and, if requested, provide the Shareholder Parties and their respective Representatives reasonable opportunity to participate in the preparation of such documents proposed to be filed and such other opportunities to conduct a reasonable investigation within the meaning of the 1933 Act, including reasonable access to the Company’s officers, accountants and other advisors;

(b)          subject to terms and conditions of this Article IV, the Company will prepare and file with the SEC a Registration Statement with respect to such Registrable Securities on any form for which the Company then qualifies or which counsel for the Company in good faith deems appropriate and which form will be available for the sale of such Registrable Securities in accordance with the intended methods of distribution thereof, use its best efforts to cause such Registration Statement to become and remain effective for the period referred to accordance with this Article IV and comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such Registration Statement;

(c)          the Company will prepare and file with the SEC or other Governmental Authority having jurisdiction such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective continuously for the period referred to in accordance with this Article IV;

(d)          if requested by the managing underwriter(s), if any, or any Shareholder Party, the Company will promptly prepare a prospectus supplement or post-effective amendment and include in such prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and any Shareholder Party may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as expeditiously as possible after the Company has received such request;

(e)          the Company will furnish to the managing underwriter(s), if any, and the Shareholder Parties such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, any other prospectus (including any prospectus filed under Rule 424, Rule 430A or Rule 430B under the 1933 Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the 1933 Act), all exhibits and other documents filed therewith and such other documents as any Shareholder Party may reasonably request including in order to facilitate the disposition of its Registrable Securities;

(f)          the Company will register or qualify such Registrable Securities under such other securities or blue sky Laws of such jurisdictions as any Shareholder Party or managing underwriter(s), if any, reasonably requests and do any and all other acts and things that may be reasonably necessary or reasonably advisable to enable each Shareholder Party to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Shareholder Party, provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction;

(g)          the Company will notify the Shareholder Parties at any time when a prospectus relating to the Registrable Securities is required to be delivered under the 1933 Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as soon as reasonably practicable, prepare and furnish to the Shareholder Parties a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(h)          the Company will notify the Shareholder Parties (i) when such Registration Statement or the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or other Governmental Authority for amendments or supplements to such Registration Statement or to amend or to supplement such prospectus or for additional information, and (iii) of the issuance by the SEC or other Governmental Authority of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for any of such purposes;

(i)          the Company will cause all such Registrable Securities (other than Class A Preferred Shares) to be listed on each securities exchange on which similar securities issued by the Company are then listed, if applicable;

(j)          the Company will provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(k)          the Company will make available for inspection by the Shareholder Parties and their counsel, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any Shareholder Party or any underwriter, all financial and other books and records, pertinent corporate documents and documents relating to the business of the Company and customarily provided in a secondary offering, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any Shareholder Party or any underwriter, attorney, accountant or agent in connection with such Registration Statement, provided that it will be a condition to such inspection and receipt of such information that the inspecting Person (i) enter into a confidentiality agreement in form and substance reasonably satisfactory to the Company and (ii) agree to use commercially reasonable efforts to minimize the disruption to the Company’s business in connection with the foregoing;

(l)          the Company will, if requested, obtain a “comfort” letter or letters from the Company’s independent public accountants in customary form and covering matters of the type customarily covered by “comfort” letters as any Shareholder Party reasonably requests;

(m)          the Company will, if requested, obtain a legal opinion and “10b-5” disclosure letter of the Company’s outside counsel in customary form and covering such matters of the type customarily covered by legal opinions or “10b-5” disclosure letters of such nature and reasonably satisfactory to the requesting Shareholder Party, which opinion or “10b-5” disclosure letter will be addressed to any underwriters and such Shareholder Party;

(n)          the Company will, if applicable, reasonably cooperate with the Shareholder Parties and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, and any other agencies or authorities as may be reasonably necessary to enable the Shareholder Parties to consummate the disposition of such Registrable Securities;

(o)          the Company will enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and use its reasonable best efforts to take all such other actions reasonably requested by any Shareholder Party therewith (including those reasonably requested by the managing underwriter(s), if any) to expedite or facilitate the disposition of such Registrable Securities, and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten Public Offering, (i) make such representations and warranties to the Shareholder Parties and the underwriters, if any, with respect to the business of the Company, and the Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (ii) to the extent an underwriting agreement or similar agreement is entered into, provide an indemnity to the Shareholder Parties and the underwriters in form, scope and substance as is customary in underwritten offerings, and (iii) deliver such documents and certificates as reasonably requested by any Shareholder Party and the lead managing underwriters(s), if any, to evidence the continued validity of the representations and warranties made pursuant to sub-clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company, in each case as and to the extent required thereunder;

(p)          the Company will use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement filed pursuant to this Article IV, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction; and

(q)          the Company will endeavor in good faith to have appropriate officers of the Company prepare and make presentations at a reasonable and customary number of “road shows” and before analysts and rating agencies, as the case may be, and other information meetings reasonably organized by the underwriters and otherwise use reasonable best efforts to cooperate as reasonably requested by the Shareholder Parties and the underwriters in the offering, marketing or selling of the Registrable Securities.

Section 4.5          Provision of Information.  As a condition to registering Registrable Securities under this Article IV, (a) the Shareholder shall have complied in all material respects with its obligations under Section 6.05(a) of the Merger Agreement and (b) each Shareholder Party will furnish the Company such information regarding such Shareholder Party and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

Section 4.6          Registration Expenses.  (a) Subject to Section 4.6(b), all expenses incidental to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, word processing, duplicating and printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Shareholder Parties (all such expenses, “Registration Expenses”) will be borne by the Shareholder Parties. The Shareholder Parties will pay all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder.

 (b)          The Company will, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review and, if applicable, the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed, and the fees and disbursements of counsel for the Company and all independent certified public accountants and other Persons retained by the Company.

Section 4.7          Shareholder Participation.  (a) No Shareholder Party may participate in any registration hereunder that is underwritten unless such Shareholder Party (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by it (including pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s), provided that such Shareholder Party will not be required to sell more than the number of Registrable Securities that such Shareholder Party has requested the Company to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up or holdback agreements and other documents reasonably required under the terms of such underwriting arrangements and customary in a Public Offering, so long as such provisions are substantially the same for all selling shareholders, and (iii) uses commercially reasonable efforts to cooperate with the Company’s reasonable requests in connection with such registration or qualification. Notwithstanding the foregoing, the liability of any Shareholder Party or any transferee participating in such an underwritten registration will be limited to an amount equal to the amount of net proceeds attributable to the sale of such Shareholder Party’s Registrable Securities in such registration.

(b)          Each Shareholder Party agrees that, in connection with any registration hereunder, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.4(g), such Shareholder Party will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such Shareholder Party receives copies of a supplemented or amended prospectus as contemplated by such Section 4.4(g). In the event the Company gives any such notice, the applicable time period during which a Registration Statement is to remain effective under this Article IV shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 4.7(b) to and including the date on which the Shareholder Parties will have received the copies of the supplemented or amended prospectus contemplated by Section 4.4(g).

Section 4.8          Holdback.  (a)  In consideration for the Company agreeing to its obligations under this Agreement, the Shareholder Parties agree that in the event of an underwritten offering by the Company (whether or not such Person is participating in such registration), upon the request of the Company and the managing underwriter(s), on the same terms to which all directors and officers agree, not to effect (other than pursuant to such underwritten offering, in accordance with this Agreement) any public sale or distribution of Registrable Securities or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities, any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for any equity securities of the Company, without the prior written consent of the Company or the managing underwriter(s), as the case may be, during such period as may be required by the managing underwriter(s); provided, that in no event shall such period exceed more than 60 days following the date of the prospectus used in connection with such offering.

(b)          If any Shareholder Party notifies the Company in writing that it intends to effect an underwritten sale under a Shelf Registration Statement pursuant to this Article IV, the Company shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for its equity securities (other than pursuant to registrations on Form S-4 or Form S-8 or any successor form or to the extent required pursuant to the Faiveley Registration Rights), without the prior written consent of the managing underwriter(s) during such period as may be required by the managing underwriter(s); provided, that in no event shall such period exceed more than 60 days following the date of the prospectus used in connection with such offering.

Section 4.9          Indemnification.  (a)  The Company agrees to indemnify and hold harmless, to the fullest extent permitted by Law, the Shareholder Parties and their respective Affiliates and their and their Affiliates’ respective officers, directors, employees, managers and agents and each Person who controls (within the meaning of Section 15 of the 1933 Act and Section 20 of the 1934 Act) any Shareholder Party or such other indemnified Person and the officers, directors, employees, managers and agents of each such controlling Person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the 1933 Act and Section 20 of the 1934 Act) such underwriter, from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement or Shelf Registration Statement filed pursuant to this Article IV, and any prospectus or preliminary prospectus or issuer free writing prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (without limitation of the preceding portions of this Section 4.9(a)) will reimburse each Shareholder Party, each of its Affiliates, and each of its and their respective officers, directors, employees, managers and agents and each such Person who controls such Shareholder Party and the officers, directors, employees, managers and agents of each such controlling Person, each such underwriter and each such Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, except insofar as the same are caused by any information furnished in writing to the Company by any other party expressly for use therein.

(b)          In connection with any Registration Statement or Shelf Registration Statement in which a Shareholder Party is participating the Shareholder shall indemnify the Company, its directors and officers, and each Person who controls (within the meaning of Section 15 of the 1933 Act and Section 20 of the 1934 Act) the Company, from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the Registration Statement or Shelf Registration Statement, or any prospectus or preliminary prospectus or issuer free writing prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (without limitation of the preceding portions of this Section 4.9(b)) will reimburse the Company, its directors and officers and each Person who controls the Company (within the meaning of Section 15 of the 1933 Act and Section 20 of the 1934 Act) for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such Registration Statement or Shelf Registration Statement, or any prospectus or preliminary prospectus or issuer free writing prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by the Shareholder Parties for inclusion in such Registration Statement or Shelf Registration Statement, prospectus or preliminary prospectus or issuer free writing prospectus or any amendment or supplement thereto.  Notwithstanding the foregoing, no Shareholder Party will be liable under this Section 4.9(b) for amounts in excess of the net proceeds received by such Shareholder Party in the offering giving rise to such liability.

(c)          Any Person entitled to indemnification hereunder will give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice will not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d)          In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party and, as a result, a conflict of interest exists or (ii) the indemnifying party will have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either event the indemnified party will be promptly reimbursed by the indemnifying party for the reasonable expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). For the avoidance of doubt, notwithstanding any such assumption by an indemnifying party, the indemnified party will have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party will not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter may be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (i) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (iii) does not involve any injunctive or equitable relief that would be binding on the indemnified party or any payment that is not covered by the indemnification hereunder.

(e)          The indemnification provided for under this Agreement shall survive the disposal of the Registrable Securities and the termination of this Agreement.

ARTICLE V
Miscellaneous

Section 5.1          Termination.  This Agreement will terminate, except for this Article V and as otherwise provided in this Agreement, with respect to each Shareholder Party, at the time at which such Shareholder Party ceases to Beneficially Own any Subject Shares or Preferred Shares or, if earlier, upon the written agreement of the Company and such Shareholder Party.

Section 5.2          Expenses.  Except as otherwise expressly provided herein (including in Section 4.6) or in the Merger Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such expenses.

Section 5.3          Notice.  All notices, requests, demands and other communications to any Party hereunder shall be in writing (including facsimile transmission and e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

(a)	If to the Company, to:

Westinghouse Air Brake Technologies Corporation
1001 Air Brake Avenue
Wilmerding, Pennsylvania
Attention:	David L. DeNinno
Facsimile No.:	(412) 825-1305
E-mail:	ddeninno@wabtec.com

With a copy to:

Jones Day
250 Vesey Street
New York, New York 10281
Attention:	Robert A. Profusek
Peter E. Izanec
Facsimile No.:	(212) 755-7306
E-mail:	raprofusek@jonesday.com
peizanec@jonesday.com

(b)	If to the Shareholder:

General Electric Company
33-41 Farnsworth Street
Boston, MA 02210
Attention:	James M. Waterbury
Facsimile No.:	(203) 286-1656
E-mail:	jim.waterbury@ge.com

With a copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	William L. Taylor
Lee Hochbaum
Facsimile No.:	(212) 701-5800
E-mail:	william.taylor@davispolk.com
lee.hochbaum@davispolk.com

or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

Section 5.4          Governing Law; Jurisdiction; Waiver of Jury Trial.  (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state

(b)          The Parties agree that any litigation, suit, proceeding, or action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such litigation, suit, proceeding, or action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such litigation, suit, proceeding, or action in any such court or that any such litigation, suit, proceeding, or action brought in any such court has been brought in an inconvenient forum.  Process in any such litigation, suit, proceeding, or action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such party as provided in Section 5.3 shall be deemed effective service of process on such Party.

(c)          EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.5          Specific Performance. The Parties agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated hereby) or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at law or in equity.  Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.  The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 5.6          Successors and Assigns; Assignment.  Except as otherwise expressly provided herein (a) the provisions hereof will inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties and (b) no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party; provided that the Shareholder Parties may assign such rights and delegate such obligations to a Permitted Transferee in connection with any Transfer of Subject Shares or Class A Preferred Shares to such Permitted Transferee.  Each Permitted Transferee that receives a Transfer of Subject Shares or Class A Preferred Shares shall be required, at the time of and as a condition to such Transfer, as applicable, to become a party to this Agreement by executing and delivering to the Company a joinder to this Agreement, which joinder shall be in a form reasonably acceptable to the Company, whereupon such Permitted Transferee shall be treated as a “Shareholder Party” for all purposes of this Agreement.

Section 5.7          Amendment and Waiver.  No amendment, waiver or other modification of, or consent under, any provision of this Agreement will be effective against the Company unless it is approved in writing by the Company, and no amendment, waiver or other modification of, or consent under, any provision of this Agreement will be effective against any Shareholder Party unless it is approved in writing by Shareholder Action; provided, further, that notwithstanding the foregoing, (x) the addition of a Permitted Transferee as a party hereto will not constitute an amendment hereto and may be effected by the execution of a joinder or counterpart hereto executed by the Company and such Permitted Transferee and (y) any amendment effected in accordance with the penultimate sentence of Section 2.2 shall require only the election specified therein. No waiver of any breach of any provision herein contained will be deemed a waiver of any preceding or succeeding breach thereof or of any other provision herein contained. The failure or delay of any of the Parties to assert any of its rights or remedies under this Agreement will not constitute a waiver of such rights nor will it preclude any other or further exercise of the same or of any other right or remedy.

Section 5.8          No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties, their permitted assigns and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties, such permitted assigns, any legal or equitable rights hereunder.

Section 5.9          Entire Agreement.  This Agreement, the Merger Agreement, the Separation Agreement and the Transaction Agreements (as defined in the Separation Agreement) constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

Section 5.10          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.11          Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party.  Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

By:
Name:
Title:

GENERAL ELECTRIC COMPANY

By:
Name:
Title: